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                                  Exhibit 11

                            WORLD OF SCIENCE, INC.
                       COMPUTATION OF PER SHARE NET LOSS
                     (In thousands, except per share data)

                                                                        QUARTER ENDED
                                                                        -------------

BASIC LOSS PER SHARE:                                    October 31, 1998            November 1, 1997
                                                         ----------------            ----------------
Net loss                                                    $(1,384)                     $(1,415)

Weighted average common shares outstanding                    4,868                        5,064

Basic loss per share                                        $ (0.28)                     $ (0.28)
                                                            =======                      =======

DILUTED LOSS PER SHARE:

Net loss                                                    $(1,384)                     $(1,415)

Weighted average common shares outstanding                    4,868                        5,064

Diluted loss per share                                      $ (0.28)                     $ (0.28)
                                                            =======                      =======